Exhibit 21

List of Subsidiaries of Terreno Realty Corporation:

Name of Subsidiary	Jurisdiction of Organization or Incorporation
Terreno Realty LLC	Delaware
Terreno Fortune/Qume LLC	Delaware
Terreno Warm Springs I/II LLC	Delaware
Terreno 238 Lawrence LLC	Delaware
Terreno Rialto LLC	Delaware
Terreno Maltese LLC	Delaware
Terreno Middlebrook LLC	Delaware
Terreno Interstate LLC	Delaware

Terreno 299 Lawrence LLC	Delaware

Terreno Kent 188 LLC

Terreno Ahern LLC

Terreno 10th Avenue LLC

Terreno 60th Avenue LLC

Terreno Dorsey Run LLC

Terreno Belleville LLC

Terreno 630 Glasgow LLC

Terreno Dell LLC

Terreno 70th Avenue LLC

Terreno 19601 Hamilton LLC

Terreno 39th Street LLC

Terreno 620 Division LLC

Terreno 48th Avenue LLC

Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware

Terreno Clawiter LLC	Delaware
Terreno Valley Corporate LLC	Delaware